Exhibit 14


Smith-Midland Logo                                     Smith-Midland Corporation
                                                                    P.O. Box 300
                                                               Midland, VA 22728
                                             (540) 439-3266 Metro (703) 323-5533
                                                              Fax (540) 439-1232
                                                                www.smithmid.com

Smith-Midland Finance Code of Professional Conduct

Smith-Midland Finance's mission includes promotion of professional conduct in the practice of financial management. Smith-Midland's Chief Executive Officer
(CEO), Chief Financial Officer (CFO), Corporate Controller and other associates of the finance organization hold an important and elevated role in corporate governance in that they are uniquely capable and empowered to ensure that all stakeholders' interests are appropriately balanced, protected and preserved. This Finance Code of Professional Conduct embodies principles to which we are expected to adhere and advocate. These tenets for ethical business conduct encompass rules regarding both individual and peer responsibilities, as well as responsibilities to Smith-Midland associates, the public and other stakeholders. The CEO, CFO and Finance organization associates are expected to abide by this Code as well as all applicable Smith-Midland business conduct standards and policies or guidelines in Smith-Midland's associate handbook and Standards of Business Conduct relating to areas covered by this Code. Any violations of the Smith-Midland Finance Code of Professional Conduct may result in disciplinary action, up to and including termination of employment.

All associates covered by this Finance Code of Professional Conduct will:

o Act with honesty and integrity, avoiding actual or apparent conflicts of interest in their personal and professional relationships.

o Provide stakeholders with information that is accurate, complete, objective, fair, relevant, timely and understandable, including in our filings with and other submissions to the U.S. Securities and Exchange Commission.

o Comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

o Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one's independent judgment to be subordinated.

o Respect the confidentiality of information acquired in the course of one's work except when authorized or otherwise legally obligated to disclose.

o Confidential information acquired in the course of one's work will not be used for personal advantage.

o Share knowledge and maintain professional skills important and relevant to stakeholder's needs.

o Proactively promote and be an example of ethical behavior as a responsible partner among peers, in the work environment and the community.

o Achieve responsible use, control, and stewardship over all Smith-Midland assets and resources that are employed or entrusted to us.

o Not unduly or fraudulently influence, coerce, manipulate, or mislead any authorized audit or interfere with any auditor engaged in the performance of an internal or independent audit of Smith-Midland's financial statements or accounting books and records.

Conflicts of Interest

All associates must avoid any personal activity, investment or association that could appear to interfere with good judgment concerning the company's best interests. You may not exploit your position or relationship with the Company for personal gain. You should avoid even the appearance of such a conflict. For example, there is a potential conflict of interest if you:

o Cause the company to engage in business transactions with relatives or friends;

o Use nonpublic Company, client or vendor information for personal gain by you, relatives or friends (including securities transactions based on such information);

o Have more than a modest financial interest in the Company's vendors, clients or competitors;

o Receive a loan, or guarantee of obligations, from the Company or a third party as a result of your position at the Company; or

o Compete, or prepare to compete, with the Company while still employed by the Company.

There are other situations in which a conflict of interest may arise. If you have concerns about any situation, follow the steps outlined in the Smith-Midland Standards of Business Conduct.

If you are aware of any suspected or known violations of this Code of Professional Conduct, the Standards of Business Conduct or other Smith-Midland policies or guidelines, you have a duty to promptly report such concerns either to your manager, another responsible member of management, a Human Resources representative, or the Compliance Officer or the 24-hour Business Conduct Line. The procedures to be followed for such a report are outlined in the Standards of Business Conduct.

If you have a concern about a questionable accounting or auditing matter and wish to submit the concern confidentially or anonymously, you may do so by sending an e-mail to garym@mwllplaw.com or calling the Business Conduct Line number (Moomjian & Waite, LLP) at 516-937-5900. You may also send a letter reporting your concern to Smith-Midland's Compliance Officer.

Smith-Midland will handle all inquiries discretely and make every effort to maintain, within the limits allowed by law, the confidentiality of anyone requesting guidance or reporting questionable behavior and/or a compliance concern.

It is Smith-Midland's intention that this Code of Professional Conduct be its written code of ethics under Section 406 of the Sarbanes-Oxley Act of 2002 complying with the standards set forth in Securities and Exchange Commission Regulation S-B Item 406